UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):
January 25, 2007

bebe stores, inc. (Exact name of registrant as specified in its charter)

California (State or Jurisdiction of Incorporation or Organization)	0-24395 (Commission File No.)	94-2450490 (IRS Employer Identification Number)

400 Valley Drive
Brisbane, California 94005
(Address of principal executive offices)

Registrant's telephone number, including area code
(415) 715-3900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition

The information in this Form 8-K and the Exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing. On January 25, 2007, bebe stores, inc. issued a press release announcing its second quarter fiscal 2007 earnings.

The press release relating to the second quarter fiscal 2007 earnings is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

    99.1.        Press Release dated January 25, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated January 25, 2007 bebe stores, inc. /s/ Walter Parks ______________________________________________________ Walter Parks, Chief Operating Officer and Chief Financial Officer

Exhibit 99.1 Contact: Walter Parks Chief Operating Officer bebe stores, inc. (415) 715-3900 bebe stores, inc.
Announces Second Quarter Earnings of $0.26 per Share

BRISBANE, CALIF. – January 25, 2007 – bebe stores, inc. (Nasdaq:BEBE) today announced unaudited financial results for the second quarter ended December 30, 2006.

Net sales for the second quarter of fiscal 2007 were $196.8 million, up 17.2% from $167.9 million reported for the second quarter a year ago. Same store sales for the second quarter ended December 30, 2006 increased 5.5% compared to an increase of 2.2% in the prior year.

Gross margin as a percentage of net sales decreased to 47.9% in the second quarter of fiscal 2007, compared to 50.7% in the second quarter of fiscal 2006. The decrease in gross margin as a percentage of net sales from the prior year was primarily due to lower merchandise margins resulting from higher markdowns sold and higher inventory reserves.

SG&A expenses for the second quarter of fiscal 2007 were $58.9 million, or 30.0% of net sales, compared to $46.9 million, or 27.9% of net sales for the same period of the prior year. The increase in SG&A expenses as a percent of sales is primarily due to an increase in advertising expenses and store compensation.

Operating income for the second quarter of fiscal 2007 was $35.4 million, or 17.9% of net sales, compared to $38.2 million or 22.8% of net sales for the same period of the prior year. Net income for the second quarter is $24.3 million compared to $25.0 million for the same period of the prior year. Diluted earnings per share for the second quarter were $0.26 versus $0.27 per share in the same period of fiscal 2006.

The effective tax rate for the second quarter of fiscal 2007 decreased to 35.9% from 38.2% in the second quarter of fiscal 2006 primarily due to an increase in tax exempt interest income.

Net sales for the year-to-date period ended December 30, 2006 were $353.9 million, up 20.3% from $294.1 million for the year-to- date period ended December 31, 2005. Same store sales for the year-to-date period ended December 30, 2006 increased 8.6% compared to an increase of 8.1% in the prior year.

Net earnings for the year-to-date period ended December 30, 2006 were $44.7 million compared to $38.6 million in the prior year. Diluted earnings per share for the year-to-date period ended December 30, 2006 were $0.47 compared to $0.41 per share in the prior year.

During the second quarter ended December 30, 2006, the Company opened ten stores including five bebe stores, five BEBE SPORT stores and expanded or relocated two existing bebe stores resulting in total square footage growth of 4.3%. For the second quarter ended December 30, 2006, the Company’s capital expenditures were approximately $11 million and depreciation expense was approximately $5 million.

For the third quarter of fiscal 2007, the Company anticipates comparable store sales will be in the low single digit range and earnings per share in the range of $0.13 to $0.16 versus $0.14 per share in the third quarter of fiscal 2006. The Company is currently anticipating an effective tax rate of 36.5% for the third quarter of fiscal 2007.

For the third quarter of fiscal 2007, the Company is currently planning finished goods inventory to increase on a per square foot basis in the range of mid single digits as compared to the third quarter of fiscal 2006.

For fiscal 2007, the Company anticipates opening 40 to 45 new stores, expanding or relocating 10 existing stores and renovating 12 stores resulting in an approximate square footage growth of 16%. The number of planned new stores includes 24 to 27 bebe stores, 15 to 17 BEBE SPORT stores and one bebe accessories store offset by the closure of four stores.

bebe stores, inc. will host a conference call today, January 25, 2007 at 1:30 P.M. Pacific Time to discuss second quarter results. Interested parties are invited to listen to the conference by calling (888) 241-2232. A replay of the call will be available for approximately one week by calling (800) 642-1687 and using the passcode “5609258". A link to the audio replay will be available on our web site at www.bebe.com following the conference call.

bebe stores, inc. designs, develops and produces a distinctive line of contemporary women’s apparel and accessories, which it markets under the bebe, COLLECTION bebe, Neda by bebe, Neda, BEBE SPORT and bebe O brand names. bebe currently operates 256 stores, of which 186 are bebe stores, 20 are bebe outlet stores, 49 are BEBE SPORT stores and 1 is a bebe accessories store. These stores are located in the United States, Puerto Rico and Canada. In addition, there is an online store at www.bebe.com.

The statements in this news release and on our recorded message, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results. Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, loss of key personnel, difficulties in manufacturing, disruption of supply, adverse economic conditions, and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict.

_________________

bebe stores, inc. SELECTED BALANCE SHEET DATA (UNAUDITED) (Dollars in thousands)

	December 30, 2006	December 31, 2005

Assets
Cash and equivalents	$67,461	$51,324
Short-term marketable securities	314,467	274,136
Inventories, net	46,343	35,492
Total current assets	450,859	380,014
Property and equipment, net	102,557	80,078
Total assets	$571,295	$469,583

Liabilities and Shareholders' Equity
Total current liabilities	$71,389	$65,363
Total liabilities	108,247	98,180
Total shareholders' equity	463,048	371,403
Total liabilities and shareholders' equity	$571,295	$469,583

bebe stores, inc. STATEMENTS OF OPERATIONS (UNAUDITED) (Amounts in thousands except per share data and store statistics)

	For the Quarter Ended				For the Year-to-Date Ended

	Dec. 30, 2006%		Dec. 31, 2005%		Dec. 30, 2006%		Dec. 31, 2005%

Net sales	$196,802	100.0	$167,895	100.0	$353,861	100.0	$294,050	100.0
Cost of sales, including production and occupancy	102,457	52.1	82,756	49.3	180,229	50.9	146,708	49.9

Gross margin	94,345	47.9	85,139	50.7	173,632	49.1	147,342	50.1
Selling, general and administrative expenses	58,948	30.0	46,916	27.9	109,239	30.9	89,165	30.3

Operating income	35,397	17.9	38,223	22.8	64,393	18.2	58,177	19.8
Interest and other income, net	2,497	1.3	2,245	1.3	5,670	1.6	4,360	1.5

Income before income taxes	37,894	19.2	40,468	24.1	70,063	19.8	62,537	21.3
Income tax provision	13,621	6.9	15,459	9.2	25,363	7.2	23,955	8.2

Net income	$24,273	12.3	$25,009	14.9	$44,700	12.6	38,582	13.1

Basic earnings per share	$0.26		$0.27		$0.48		$0.42
Diluted earnings per share	$0.26		$0.27		$0.47		$0.41

Basic weighted average shares outstanding	92,833		91,230		92,406		91,188
Diluted weighted average shares outstanding	95,184		92,979		94,835		93,637

Number of stores open at beginning of period	248		220		242		214
Number of stores opened during period	10		9		16		16
Number of stores closed during period	0		1		0		2
Number of stores open at end of period	258		228		258		228

Number of stores expanded/relocated during period*	2		1		4		1

Total square footage at end of period (000's)	937		828		937		828
*Expanded/Relocated stores are excluded from comparable store sales for the first year following expansion/relocation.